EXHIBIT 2.3

                                   Exhibit C
                                   ---------

                   NUTMEG FEDERAL SAVINGS & LOAN ASSOCIATION

                             STOCKHOLDER AGREEMENT


          This STOCKHOLDER AGREEMENT, dated as of May 30, 2000, is entered into by and among NewMil Bancorp, Inc., a Delaware corporation ("NewMil"), and the 15 stockholders of Nutmeg Federal Savings & Loan Association, a federally chartered savings association ("Nutmeg"), named on Schedule I hereto (collectively, the "Stockholders"), who are the directors and executive officers of Nutmeg and the only "affiliates" (for purposes of Rule 145 under the Securities Act of 1933, as amended) of Nutmeg.

          WHEREAS, NewMil, New Milford Savings Bank, a wholly owned subsidiary of NewMil ("NMSB"), and Nutmeg have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), which is conditioned upon the execution of this Stockholder Agreement and which provides for, among other things, the acquisition of Nutmeg by NewMil, to be effected by the merger of Nutmeg with and into NMSB (the "Merger"); and

          WHEREAS, in order to induce NewMil to enter into or proceed with the Agreement, each of the Stockholders agrees to, among other things, vote in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement in his/her capacity as a stockholder of Nutmeg;

          NOW, THEREFORE in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Ownership of Nutmeg Common Stock. Each Stockholder represents and warrants that the number of shares of Nutmeg common and preferred stock, par value $.003 and $.005, respectively per share ("Nutmeg Capital Stock"), set forth opposite such Stockholder's name on Schedule I hereto is the total number of shares of Nutmeg Capital Stock over which such person has "beneficial ownership" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that the provisions of Rule 13d-3(d)(1)(i) shall be considered without any limit as to time.

     2.   Agreements of the Stockholders.   Each Stockholder covenants and
agrees that:

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

          (a) Such Stockholder shall, at any meeting of the holders of Nutmeg Capital Stock called for the purpose, vote or cause to be voted all shares of Nutmeg Capital Stock in which such Stockholder has the sole or shared right to vote (whether owned as of the date hereof or hereafter acquired) (i) in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement and (ii) against any plan or proposal pursuant to which Nutmeg is to be acquired by or merged with, or pursuant to which Nutmeg proposes to sell all or substantially all of its assets and liabilities to, any person, entity or group (other than NMSB or any affiliate thereof).

          (b) Such Stockholder shall not, prior to the consummation of the Merger or the earlier termination of this Stockholder Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of his/her shares of Nutmeg Capital Stock over which such stockholder has sole or shared dispositive power; provided, however, that this Section 2(b) shall not apply to a pledge existing as of May 26, 2000.

          (c) Such Stockholder shall not in his/her capacity as a stockholder of Nutmeg directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than NewMil or an affiliate thereof) concerning any merger, sale of all or substantially all of the assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transaction involving
Nutmeg.   Nothing herein shall impair such Stockholder's fiduciary obligations as a director of Nutmeg.

          (d) Such Stockholder shall use his/her reasonable best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger contemplated by the Agreement.

          (e) Such Stockholder shall comply with all applicable federal and state securities laws in connection with any sale of NewMil common stock, par value $.50 per share ("NewMil Common Stock") received in exchange for Nutmeg Capital Stock in the Merger, including the trading and volume limitations as to sales by affiliates contained in Rule 145 under the Securities Act of 1933, as amended.

          (f) Except as set forth in the attached Schedule II, any such Stockholder who presently intends to elect to receive NewMil Common Stock in the Merger has no present plan or intent, and as of the effective time of the Merger, shall have no present plan or intent, to engage in a sale, exchange, transfer (other than an intrafamily gift), distribution (including a distribution by a corporation to its shareholders), redemption, or reduction in any way of such Stockholder's risk of ownership by short sale or otherwise, or other disposition (not including a bona fide pledge), directly or indirectly, with respect to any of the shares of NewMil Common Stock to be received by such Stockholder upon the Merger (except for cash received for fractional shares).

     3. Termination. The parties agree and intend that this Stockholder Agreement is a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Stockholder Agreement are inadequate. This Stockholder Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms; provided, however, that if the holders of Nutmeg Capital Stock fail to approve the Agreement or Nutmeg fails to hold a stockholders meeting to vote on the Agreement, then (i) Section 2(a) clause (ii) hereof shall continue in effect as to any plan or proposal received by Nutmeg from any person, entity or group (other than NewMil or any affiliate thereof) prior to the termination of the Agreement or within 135 days after such termination and (ii) Section 2(b) hereof shall continue in effect, except upon consummation of such plan or proposal.

     4. Notices. Notices may be provided to NewMil and the Stockholders in the manner specified in the Agreement, with all notices to the Stockholders being provided to them at the addresses set forth at Schedule I.

     5. Governing Law. This Stockholder Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     6. Counterparts. This Stockholder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     7. Headings. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stockholder Agreement.

     8. Regulatory Approval. If any provision of this Stockholder Agreement requires the approval of any regulatory authority in order to be enforceable, then such provision shall not be effective until such approval is obtained; provided, however, that the foregoing shall not affect the enforceability of any other provision of this Stockholder Agreement.


          IN WITNESS WHEREOF, NewMil Bancorp, Inc., by a duly authorized officer, and each of the Stockholders have caused this Stockholder Agreement to be executed and delivered as of the day and year first above written.

NEWMIL BANCORP, INC.



By:/s/ Francis J. Wiatr
   --------------------
       Francis J. Wiatr
Its:   Chairman, President and Chief Executive Officer

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

By:/s/ Francis J. Wiatr
   --------------------
       Francis J. Wiatr
Its:   Chairman, President and Chief Executive Officer

STOCKHOLDERS:


/s/ Jackie Chan                                   /s/ Paul N. Jaber
------------------------------                    -----------------------------
Jackie Chan                                       Paul N. Jaber


/s/ Constantine S. Macricostas                    /s/ Orlando Monteiro
------------------------------                    -----------------------------
Constantine S. Macricostas                        Orlando Monteiro


/s/ Alan M. Dinho                                 /s/ Manuel A. Correira
------------------------------                    -----------------------------
Alan M. Dinho                                     Manuel A. Correia


/s/ John N. Deep                                  /s/ Richard Portelance
------------------------------                    -----------------------------
John N. Deep                                      Richard Portelance


/s/ John J. Otto                                  /s/ Henry A. Bessel
------------------------------                    ------------------------------
John J. Otto                                      Henry A. Bessel


/s/ Frank P. Molinaro                             /s/ Anthony M. Rizzo, Sr.
------------------------------                    ------------------------------
Frank P. Molinaro                                 Anthony M. Rizzo, Sr.


/s/ John A. Val                                   /s/ William D. Starbuck
------------------------------                    -----------------------------
John A. Val                                       William D. Starbuck


/s/ David F. Lucas
------------------------------
David F. Lucas

                                  SCHEDULE I
                                  ----------

                                                   Number of Shares of Nutmeg
Name and Address of Stockholder                    Stock Beneficially Owned*
-------------------------------                    ------------------------
Jackie Chan                                                   105,384

Paul N. Jaber                                                  65,270

Constantine S. Macricostas                                    124,662

Orlando Monteiro                                               35,194

Alan M. Dinho                                                  11,596

Manuel A. Correia                                              45,704

John M. Deep                                                  107,292

Richard Portelance                                            132,876

John J. Otto                                                   39,789

Henry A. Bessel                                               148,776

Frank P. Molinaro                                              38,301

Anthony M. Rizzo, Sr.                                         117,773

John A. Val                                                    53,835

William D. Starbuck                                            49,025

David Lucas                                                    39,064

* Includes Common stock, common equivalent of Preferred stock and all unexercised options whether vested or unvested.

                                  SCHEDULE II
                                  -----------


[None.]

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